Exhibit 99.1

INVO Signs Binding Agreements to Acquire Wisconsin Fertility Institute

Accretive acquisition expected to add significant scale to INVO’s operations

Contributes over $5 million in incremental a

nnual revenue as well as positive net income

Initial transaction that establishes acquisitions as 3rd key aspect of INVO’s commercial strategy, in addition to building new INVO Centers and partnering with existing IVF clinics

SARASOTA, Fla. and MADISON, Wis., March 20, 2023 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced it has signed binding agreements to acquire Wisconsin Fertility Institute. The Madison-based fertility center primarily offers conventional IVF procedures and generated approximately $5.5 million in revenue and net income of approximately $1.9 million for the trailing 12-month period ended September 30, 2022.

“We are excited by the opportunity to partner with Dr. Pritts, the clinic’s lead physician and co-founder, as well as with the director of its high complexity lab, Dr. Megid, and the rest of their team at Wisconsin Fertility Institute, a nationally recognized advanced fertility center and one of Wisconsin’s leading IVF clinics,” commented Steve Shum, CEO of INVO. “We believe that the acquisition of profitable IVF clinics complements our overall growth strategy and is strategically significant to accelerating the success of our mission. The Wisconsin Fertility Institute immediately adds scale and positive cash flow to our operations and we expect to drive incremental growth at the clinic with the synergistic introduction of our INVOcell solution.”

Wisconsin Fertility Institute is one of the state’s preeminent fertility centers, having helped to welcome over 5,000 babies since opening its doors in 2007 and with approximately 550 conventional IVF procedures completed in 2022.

Wisconsin Fertility Institute is led by internationally renowned and well-respected fertility expert, Dr. Elizabeth Pritts, who will continue to serve as the clinic’s lead physician for a minimum period of three years from the closing of the acquisition. Dual-certified in General Obstetrics and Gynecology, as well as Reproductive Endocrinology and Infertility, Dr. Pritts completed a surgical fellowship in Advanced Gynecologic Laparoscopy and Hysteroscopy. She is also a national leader in the use of robotic surgery for gynecologic disorders. Dr. Pritts served as an assistant professor in reproductive endocrinology and infertility at the University of Wisconsin Medical School, as a clinical fellow at the University of California at San Francisco, and as an instructor at Yale University School of Medicine. She has authored more than 70 articles for scientific publications and has lectured throughout the world on reproduction and fertility.

“I’m excited to be teaming up with INVO as a unique and attractive partner to help advance us to the next phase of our practice,” added Dr. Elizabeth Pritts, Wisconsin Fertility Institute’s co-founder. “INVO’s commercial strategy and patient focus, along with its public-company platform and the INVOcell technology itself, offers an exciting pathway to build value and increase access to an efficient, effective, affordable, and connected experience in reproductive treatment. Our team looks forward to being an integral part of INVO’s long-term growth and success.”

Wisconsin Fertility Institute joins INVO’s expanding list of fertility clinics, including operating clinics in Atlanta (Bloom Fertility), Birmingham (Innovative Fertility Specialists) and Monterrey, Mexico (Positib Fertility), as well as future clinics under development, such as the wholly owned INVO Center in Tampa, Florida that is currently under construction. INVO’s revolutionary medical device, the INVOcell, allows fertilization and early embryo development to occur in vivo with the woman’s body and is also available at a growing list of non-affiliated fertility centers in the United States and around the world.

“We will continue to seek out additional owner-operated practices to acquire as a complement to our ongoing efforts to build new INVO Centers,” added Shum. “This approach helps accelerate our overall growth, as well as allows us to further demonstrate how IVC can augment an existing IVF clinic’s cycle capacity and profitability. We view the two procedures as being highly complementary to each other and to our mission of expanding access and affordability for the millions of people that need advanced fertility solutions.”

Financial Terms

The purchase price of the acquisition is $10 million payable over a three-year period. There will be an initial $2.5 million due in cash at closing, with subsequent $2.5 million payments due annually for the following three years. At the discretion of the sellers, subsequent payments may be paid in cash or in shares of INVO common stock valued at $6.25, $9.09, and $14.29, for the second, third and final payments, respectively.

Upon closing of the transaction, Wisconsin Fertility Institute will become a wholly owned subsidiary, and its financial statements will be consolidated with those, of INVO. Audited financial statements for the years ended December 31, 2021 and 2020, unaudited financial statements for the nine months ended September 30, 2022 and 2021, and unaudited pro forma condensed financial statements based on the combination of INVO and Wisconsin Fertility Institute’s statements of operation for the nine months ended September 30, 2022 and December 31, 2021, as well as balance sheet as of September 30, 2022, have been filed on Form 8-K with the U.S. Securities and Exchange Commission at www.sec.gov, and also available in the investor relations section of the Company’s website at www.invobio.com.

Final closing of the transactions is expected to occur in the second calendar quarter of 2023, subject to completing customary closing procedures.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Proforma Adjusted EBITDA
	Nine Months Ended			Year Ended
	September 30, 2022			December 31, 2021
	INVO	WFI	Proforma Combined	INVO	WFI	Proforma Combined

Net income (loss)	$(8,125,476)	$1,320,825	$(6,804,651)	$(6,654,940)	$2,307,320	$(4,347,620)
Other Income	-	(119)	(119)	(159,126)	(182,719)	(341,845)
Interest expense	3,012	248	3,260	80,706	-	80,706
Foreign currency exchange loss	2,922	-	2,922	3,534	-	3,534
Stock-based compensation	524,793	-	524,793	1,164,277	-	1,164,277
Stock option expense	1,287,427	-	1,287,427	1,543,912	-	1,543,912
Non cash compensation for services	75,000	-	75,000	-	-	-
Amortization of debt discount	-	-	-	1,188,310	-	1,188,310
Depreciation and amortization	57,361	9,497	66,858	27,761	6,660	34,421
Adjusted EBITDA w JV Contribution	$(6,174,961)	$1,330,451	$(4,844,510)	$(2,805,566)	$2,131,261	$(674,306)

Loss from equity method JV	$210,565	$-	$210,565	$327,542	$-	$327,542
Loss from consolidated JV (less depreciation)	$485,378	$-	$485,378	$368,959	$-	$368,959
Adjusted EBITDA w/o JV contribution	$(5,479,018)	$1,330,451	$(4,148,567)	$(2,109,065)	$2,131,261	$22,195

CONTACT: CONTACT: INVO Bioscience: Steve Shum, CEO, 978-878-9505, sshum@invobio.com; Investor Contact: Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com